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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 2, 1999


                               LANDEC CORPORATION
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                 0-27446                            94-3025618
        (Commission file number)        (IRS Employer Identification No.)



                 3603 Haven Avenue, Menlo Park, California 94025
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (650) 306-1650

                                       N/A
           Former name or former address, if changed from last report)

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Item 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         On December 2, 1999, Landec Corporation (the "Registrant") acquired Apio, Inc., a California corporation ("Apio"), by the statutory merger of Apio with and into Bush Acquisition Corporation, a Delaware corporation ("BAC") and a wholly owned subsidiary of the Registrant (the "Merger"). The Registrant also acquired all of the outstanding shares and partnership interests of South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., Cal Ex Trading Company, and Apio Produce Sales (the "Related Entities"). Apio and the Related Entities are marketers and packers of produce and specialty packaged fresh-cut vegetables and are customers of the Registrant. The acquisitions were accomplished pursuant to an Agreement and Plan of Merger and Purchase Agreement (the "Agreement") dated as of November 29, 1999 among the Registrant, BAC, Apio, the Related Entities and the stockholders and partners of the Related Entities (the "Stockholders"). Upon the closing, the Registrant paid $8.9 million in cash and issued 2,500,000 shares of the Registrant's common stock to the Stockholders. In addition, the Agreement provides for future payments to the Stockholders of up to $16.75 million, with $10.0 million of that amount based on Apio achieving certain performance milestones.

         Under the terms of the Agreement and a related Escrow Agreement, 401,667 shares of the Registrant's common stock issued in connection with the Merger will be held in escrow for up to three years for the purpose of indemnifying the Registrant against any damages that result from any breach of the representations and warranties contained in the Agreement. The Registrant also agreed to effect the registration of 833,333 of such shares of the Registrant's common stock by March 31, 2000.

         In connection with the acquisitions, the Registrant replaced a portion of the existing bank debt of Apio and the Related Entities with a $11.25 million term note and entered into a new $12 million line of credit agreement with Bank of America.

         The timing and amount of the consideration paid in connection with the acquisitions was the result of arms-length negotiations between the representatives of the Registrant and the Stockholders.

Item 5.           OTHER EVENTS.

         Pursuant to a Series A Preferred Stock Purchase Agreement (the "Purchase Agreement") dated November 19, 1999, by and among the Registrant and Frederick Frank, the Registrant completed a financing that raised approximately $10.0 million, through a private placement of its Series A-1 Preferred Stock and Series A-2 Preferred Stock (the "Preferred Stock"). Pursuant to the Purchase Agreement, the Registrant issued 166,667 shares of Preferred Stock of the Registrant at $60.00 per share (representing 1,666,670 shares of common stock on an as-converted basis). The Registrant agreed to effect the registration of all of the common stock into which the Preferred Stock is convertible by March 31, 2000.

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         Effective upon the closing of the Merger, Frederick Frank was elected as a director of the Board of Directors of the Registrant and Ray Stewart resigned as a director from the Board of Directors of the Registrant.

Item 7.           FINANCIAL STATEMENTS AND EXHBITS

         (a)      Financial Statements of Business Acquired.

                  The financial statements required by Rule 3-05(b) of Regulation S-X will be filed by the Registrant no later than sixty (60) days from the date of this Report.

         (b)      Pro Forma Financial Information.

                  The financial statements required by Article 11 of Regulation S-X will be filed by the Registrant no later than sixty (60) days from the date of this Report.

         (c)      Exhibits.

                  2.1* Form of Agreement and Plan of Merger and Purchase Agreement by and among the Registrant, Bush Acquisition Corporation, a wholly-owned subsidiary of the Registrant, Apio, Inc., South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., Cal Ex Trading Company, Apio Produce Sales, and each of the respective shareholders of Apio, Inc., South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., and Cal Ex Trading Company, and the constituent partners of Apio Produce Sales, dated November 29, 1999.

                  4.1 Series A Preferred Stock Purchase Agreement between the Registrant and Frederick Frank, dated as of November 19, 1999.

                  99.1 Press Release dated December 3, 1999.

* The Registrant hereby agrees to furnish to the Securities and Exchange Commission supplementally, any schedules or exhibits to such agreement which are not filed herewith, upon the request of the Securities and Exchange Commission.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                             LANDEC CORPORATION
                                             Registrant



Date:  December 17, 1999                     By: /s/    Gregory S. Skinner
                                                 -------------------------
                                                 Gregory S. Skinner
                                                 Vice President of Finance and
                                                 Chief Financial Officer

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                               LANDEC CORPORATION

                                INDEX TO EXHIBITS


Exhibit No.                Exhibit Title
-----------                -------------

2.1* Agreement and Plan of Merger and Purchase Agreement by and among the Registrant, Bush Acquisition Corporation, a wholly-owned subsidiary of the Registrant, Apio, Inc., South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., Cal Ex Trading Company, Apio Produce Sales, and each of the respective shareholders of Apio, Inc., South Coast Paper Company, Inc., Pacific West Produce Marketing, Inc., and Cal Ex Trading Company, and the constituent partners of Apio Produce Sales, dated November 29, 1999.

4.1 Series A Preferred Stock Purchase Agreement between the Registrant and Frederick Frank, dated as of November 19, 1999.

99.1                       Press Release dated December 3, 1999.


* The Registrant hereby agrees to furnish to the Securities and Exchange Commission supplementally, any schedules or exhibits to such agreement which are not filed herewith, upon the request of the Securities and Exchange Commission